EXHIBIT 99.1

GAP INC. ANNOUNCES THIRD QUARTER 2002 RESULTS;
REPORTS EARNINGS PER SHARE of $0.15

SAN FRANCISCO — November 14, 2002 — Gap Inc. (NYSE:GPS) today reported sales and earnings for the third quarter, which ended November 2, 2002.

Net sales for the third quarter increased 9 percent to $3.6 billion, compared with $3.3 billion for the third quarter last year. Comparable store sales increased 2 percent, compared with a 17 percent decrease during the same period last year.

The company reported third quarter diluted earnings per share of $0.15, compared with a net loss per share of $0.21 the prior year. Net earnings for the third quarter increased to $135 million, compared with a $179 million net loss last year.

“We’re certainly pleased with our earnings for the quarter and the overall progress we’re making in each of our divisions,” said Gap Inc. President and CEO Paul Pressler. “Gap, Banana Republic and Old Navy are each moving in the right direction.”

Store Sales Results By Division
The company’s third quarter comparable store sales by division were as follows:

•	Gap Domestic: negative 2 percent, compared with a negative 17 percent last year.
•	Gap International: positive 2 percent, compared with a negative 13 percent last year.
•	Banana Republic: positive 1 percent, compared with a negative 13 percent last year.
•	Old Navy: positive 6 percent, compared with a negative 18 percent last year.

Net sales for the third quarter in each division were:

•	Gap Domestic: $1.3 billion, compared with $1.3 billion last year.
•	Gap International: $420 million, compared with $387 million last year.
•	Banana Republic: $456 million, compared with $429 million last year.
•	Old Navy: $1.5 billion, compared with $1.3 billion last year.

Quarterly net sales by division dating back to fiscal 2000 are now available on gapinc.com and will be updated as reported each quarter.

Company Announces Merchandise Inventory and Accounts Payable Adjustment — No Impact on Reported or Prospective Net Sales or Net Earnings

The company also announced that it has made changes in an accounting report used to record in-transit merchandise inventory. These changes correct an understatement of the company’s in-transit inventory balances and the corresponding accounts payable balances.

While the company’s in-transit inventory tracking system was accurately capturing data, a software upgrade in April 2002 inadvertently caused the system to begin generating accounting reports that understated in-transit inventory levels, the company said. While addressing this issue, the company also determined that its methodology for recording in-transit inventory required modifications to accurately report in-transit balances. These issues were identified in October and have been fully resolved. The company said its in-transit reporting system has been thoroughly tested and reviewed following the changes.

The table below shows the balance sheet adjustments resulting from these changes. The company said it has elected to amend its quarterly filings for the first and second quarters of 2002 to reflect the adjustments.

These adjustments will not impact previously reported or prospective net sales, net earnings, net cash flow, net working capital or financial covenant compliance. The company added that there was no impact on the amount of inventory actually ordered from vendors or sold to customers in any affected reporting period.

Table: Balance Sheet Adjustments ($000)

	Q2 ’02	Q1 ’02	Q4 ’01	Q3 ’01	Q2 ’01	Q1 ’01
Merchandise Inventory
Originally Reported	$1,853,726	$1,686,424	$1,677,116	$2,589,230	$2,149,223	$2,048,822
Adjusted	$2,087,485	$1,792,713	$1,768,613	$2,837,534	$2,305,149	$2,119,967

Accounts Payable
Originally Reported	$882,086	$935,218	$1,105,117	$1,156,302	$1,081,819	$912,215
Adjusted	$1,115,845	$1,041,507	$1,196,614	$1,404,606	$1,237,745	$983,360

Fourth Quarter Outlook
Commenting on the fourth quarter, CFO Heidi Kunz said: “October performance significantly exceeded our expectations. However, our outlook remains cautious until we see more consistent performance in our business over time.”

Real Estate Growth
Gap brand store count is based on a concepts definition. Any Gap Adult, GapKids, babyGap or GapBody concept that meets a certain square footage threshold is counted as a store, even when residing within a single physical location that may have other concepts. Store count by concept, location and square footage at third quarter end for 2002 and 2001 are as follows:

	November 2, 2002			November 3, 2001
	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)	Number of Stores by Concept	Number of Stores by Location	Sq. Ft. (millions)
Gap Domestic	2,339	1,487	13.3	2,279	1,499	13.0
Gap International	659	375	3.6	630	364	3.5
Banana Republic	446	446	3.7	442	442	3.5
Old Navy	850	850	17.0	796	796	16.0
Total	4,294	3,158	37.6	4,147	3,101	36.0

2002 and 2003 Real Estate Outlook
The company said it still expects to end fiscal 2002 with net square footage growth of around 3 percent. Concept closures will be similar to last year, but location closures will likely be higher.

Commenting on future growth, Ms. Kunz said: “For fiscal 2003, we expect to open stores at 30-40 new locations, which translates to 40-60 concepts. Approximately 60 percent of the resulting square footage growth is from Old Navy, with the balance spread equally among the other brands. At this point, we anticipate that store closures will likely be higher than 2002 levels, with net square footage expected to decline about 2 percent for the full 2003 fiscal year.”

Webcast and Conference Call Information

Heidi Kunz, Executive Vice President and Chief Financial Officer, will host a summary of Gap Inc.’s third quarter results in a live conference call and real-time webcast at approximately 5 p.m. Eastern Time today. Ms. Kunz will be joined by Paul Pressler, President & CEO; John Lillie, Vice Chairman; Maureen Chiquet, President of Banana Republic; Jenny Ming, President of Old Navy; and Gary Muto, President of Gap; to discuss details on the business.

To access the conference call, please dial (800) 374-0168. International callers may dial (706) 634-0994. The webcast is located on the Conference Calls & Webcast page in the Financials & Media section of gapinc.com

Forward-Looking Statements

The information made available on this press release, conference call and webcast contain certain forward-looking statements which reflect Gap Inc.’s current view of future events and financial performance. Wherever used, the words “estimate”, “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company’s goods are manufactured, impact of legal proceedings and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Gap Inc. Copyright Information

All recordings made on 800-GAP-NEWS have been recorded on behalf of Gap Inc. and consist of copyrighted material. They may not be re-recorded, reproduced, retransmitted or rebroadcast without Gap Inc.’s express written permission. Your participation represents your consent to these terms and conditions, which are governed under California law.

Gap, Inc.

UNAUDITED
CONDENSED CONSOLIDATED BALANCE SHEETS

($ In thousands)	November 2, 2002	November 3, 2001
ASSETS
Current Assets
Cash and equivalents	$2,501,118	$799,510
Merchandise inventory	2,821,441	2,837,534
Prepaid expenses and other	330,914	355,478

Total Current Assets	5,653,473	3,992,522
Property and equipment, net	3,870,053	4,241,924
Lease rights and other assets	385,393	355,975

Total Assets	$9,908,919	$8,590,421

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Notes payable	$—	$1,029,250
Current maturities of long-term debt	499,959	250,000
Accounts payable	1,443,870	1,404,606
Accrued expenses and other current liabilities	960,447	894,879
Income taxes payable	200,271	113,196

Total Current Liabilities	3,104,547	3,691,931
Long-Term Liabilities
Long-term debt	2,875,683	1,273,025
Deferred lease credits and other liabilities	540,147	571,838

Total Long-Term Liabilities	3,415,830	1,844,863
Shareholders' Equity	3,388,542	3,053,627

Total Liabilities and Shareholders' Equity	$9,908,919	$8,590,421

Gap Inc.
UNAUDITED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
($000 except share and per share amounts)	November 2, 2002	% to Sales	November 3, 2001	% to Sales	November 2, 2002	% to Sales	November 3, 2001	% to Sales
Net sales	$3,644,956	100.0%	$3,333,373	100.0%	$9,804,105	100.0%	$9,758,248	100.0%

Costs and expenses
Cost of goods sold and occupancy expenses	2,329,347	63.9%	2,382,734	71.5%	6,518,883	66.5%	6,641,353	68.1%
Operating expenses	1,009,393	27.7%	946,882	28.4%	2,697,890	27.5%	2,740,066	28.1%
Interest expense	67,475	1.9%	23,748	0.7%	182,556	1.9%	76,649	0.8%
Interest income	(9,570)	(0.3)%	(5,408)	(0.2)%	(26,786)	(0.3)%	(8,436)	(0.2)%

Earnings before income taxes	248,311	6.8%	(14,583)	(0.4)%	431,562	4.4%	308,616	3.2%
Income taxes	113,041	3.1%	164,254	5.0%	202,834	2.1%	282,222	2.9%

Net earnings/(loss)	$135,270	3.7%	$(178,837)	(5.4)%	$228,728	2.3%	$26,394	0.3%

Weighted average number of shares—basic	879,275,933		862,420,054		871,826,795		858,808,170
Weighted average number of shares—diluted	968,163,722		862,420,054		877,828,469		876,068,384

Earnings/(loss) per share—basic	$0.15		$(0.21)		$0.26		$0.03
Earnings/(loss) per share—diluted	$0.15		$(0.21)		$0.26		$0.03

Number of stores open at end of period					4,294		4,147
Total square footage at end of period					37,644,744		36,033,394

Gap Inc.

UNAUDITED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	39 Weeks Ended	39 Weeks Ended
($ In thousands)	November 2, 2002	November 3, 2001

Cash Flows from Operating Activities:
Net earnings	$228,728	$26,394
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	581,591	589,626
Tax benefit from exercise of stock options and vesting of restricted stock	42,146	54,481
Loss on disposal	13,195	—
Changes in operating assets and liabilities:
Merchandise inventory	(1,040,125)	(941,474)
Prepaid expenses and other	10,223	(32,842)
Accounts payable	241,497	343,813
Accrued expenses and other	105,966	211,357
Income taxes payable	115,694	95,789
Deferred lease credits and other long-term liabilities	(15,198)	45,726

Net cash provided by operating activities	283,717	392,870

Cash Flows from Investing Activities:
Purchase of property and equipment	(216,762)	(796,258)
Proceeds from sale of property & equipment	8,513	—
Acquisition of lease rights and other assets	(6,660)	(6,505)

Net cash used for investing activities	(214,909)	(802,763)

Cash Flows from Financing Activities:
Net (decrease)/increase in notes payable	(41,942)	252,136
Proceeds from issuance of long-term debt	1,345,500	495,886
Issuance of common stock	135,346	114,245
Cash dividends paid	(58,620)	(57,176)

Net cash provided by financing activities	1,380,284	805,091

Effect of exchange rate fluctuations on cash	16,277	(4,482)

Net increase in cash and equivalents	1,465,369	390,716
Cash and equivalents at beginning of year	1,035,749	408,794

Cash and equivalents at end of quarter	$2,501,118	$799,510